NEWS RELEASE T. ROWE PRICE ADDS LARRY CULP AND ALAN WILSON AS INDEPENDENT DIRECTORS Baltimore: September 10, 2015 NEWS T. Rowe Price Group, Inc. (NASDAQ-GS: TROW) announced today that its board of directors has elected H. Lawrence “Larry” Culp, Jr. and Alan D. Wilson to be independent directors of the company. Mr. Culp was chief executive officer and president of Danaher Corporation from 2001 to 2014 and is now a senior advisor to the company. He serves as chair of the Board of Visitors and Governors for Washington College and as a member of the Board of Trustees of Wake Forest University. Mr. Culp recently joined the faculty of the Harvard Business School as a senior lecturer and in 2014 he ranked 38th on Harvard Business Review’s list of the 100 best- performing CEOs in the world. Mr. Culp holds a Bachelor of Arts degree from Washington College and an M.B.A from Harvard Business School. Mr. Wilson is chairman and chief executive officer of McCormick & Company, Incorporated, a position he has held since 2008. He serves on the boards of directors of WestRock Company, the Grocery Manufacturers Association, the National Association of Manufacturers, and the Greater Baltimore Committee. Mr. Wilson also serves on the Board of Visitors of the University of Maryland, Baltimore County (UMBC) as well as the Advisory Council for the University of Tennessee’s Haslam College of Business. He was named the 2013 Business Leader of the Year by Loyola University Maryland’s Sellinger School of Business and Management. Mr. Wilson holds a Bachelor of Science degree from the University of Tennessee and received an honorary doctorate in science from the Maryland University of Integrative Health. QUOTE Brian C. Rogers, chairman of T. Rowe Price Group “Having led high-performing global companies, both Larry and Alan have leadership skills and business experience that will serve our stockholders well. We are excited to have them on board and look forward to benefiting from their perspective and counsel.” ABOUT T. ROWE PRICE Founded in 1937, Baltimore-based T. Rowe Price (troweprice.com) is a global investment management organization with $773 billion in assets under management as of June 30, 2015. The organization provides a broad array of mutual funds, subadvisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The company also offers a variety of sophisticated investment planning and guidance tools. T. Rowe Price's disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research.

CONTACT US Ed Giltenan T. Rowe Price 410-345-3437 edward_giltenan@troweprice.com Katrina Clay T. Rowe Price 410-345-4873 katrina_clay@troweprice.com